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                                    FORM 15

     [As adopted in Release No. 34-20784, March 22, 1984, 49 F.R. 12688.]

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of termination of Registration under Section 12(g) of Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Section 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number: 000-22974

                             CMC Industries, Inc.
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            (Exact name of registrant as specified in its charter)

        4950 Patrick Henry Drive, Santa Clara, CA 95054, (408) 982-9999
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         COMMON STOCK, $.01 par value
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           (Title of each class of securities covered by this Form)

                                     None
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 (Titles of all other classes of securities for which a duty to filed reports under section 13(a) or 15(d) remains)



        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [X]            Rule 12h-3(b)(1)(ii)       [_]
          Rule 12g-4(a)(1)(ii)   [_]            Rule 12h-3(b)(2)(i)        [_]
          Rule 12g-4(a)(2)(i)    [_]            Rule 12h-3(b)(2)(ii)       [_]
          Rule 12g-4(a)(2)(ii)   [_]            Rule 15d-6                 [_]
          Rule 12h-3(b)(1)(i)    [X]

       Approximate number of holders of record as of the certification or notice date: one (1)
     ---------

       There is one holder of record of the class of securities listed above as of the date hereof. Effective as of July 29, 1999, East Acquisition Corp., a wholly-owned subsidiary of ACT Manufacturing, Inc. ("ACT"), merged with and into CMC Industries, Inc. ("CMC") with CMC being the surviving corporation and becoming a wholly-owned subsidiary of ACT. In connection therewith, all of the issued and outstanding Common Stock of CMC was converted into the right to receive securities of ACT.

       Pursuant to the requirements of the Securities Exchange Act of 1934, CMC Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                         CMC INDUSTRIES, INC.




DATE: July 29, 1999                      By: /s/ John A. Pino
                                            ----------------------------
                                            Name: John A. Pino
                                            Title: President